Exhibit 10.24

NET Power, LLC 406 Blackwell Street 4th Floor, Crowe Building Durham, NC 27701 +1 919 667-1800

NET Power, LLC

Amendments to Service Provider Agreement and to the Consolidated Profits Interest Share Award Agreement of Akash Patel

This Amendment to (1) the Service Provider Agreement, and (2) to the Consolidated Profits Interest Share Award Agreement of Akash Patel (the “Amendment”), made effective as of the date of completion of signing, below (the “Effective Date”), between NET Power, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), and Akash Patel, an individual (the “Participant”).

Recitals

Whereas, Participant (as “Service Provider”) and Company are parties to that certain Service Provider Agreement fully executed as of October 4, 2021 (a copy of which is attached hereto)(the “Existing Service Provider Agreement”);

Whereas, the Company granted to the Participant certain “profits interests” Shares subject to, and in accordance with, the terms and conditions of a September 30, 2021 agreement (a copy of which is attached hereto)(the “Existing Profits Interest Agreement”);

Whereas, pursuant to a March 25, 2022 Unanimous Approval1, the Board of Managers of the Company agreed to further limit the Company’s Profits Interest Share repurchase option set out in Schedule I, Section 3 (“Repurchase Option”) of the Existing Profits Interest Agreement;

Whereas, certain Profits Interest Shares awarded pursuant to the Existing Profits Interest Agreement were awarded subject to performance-based vesting, and pursuant to a Written Resolution and Conformation of Approval of Board members to Set Annual Bonus Levels for NET Power Personnel (the “2022 Bonus Resolution”)2, the Board confirmed (i) that such Profits interest Shares for the period ending March 31, 2022 did fully vest, and (ii) the Board awarded additional Profits Interest Shares to Participant as a further performance bonus;

[1]	Voice vote of Member Managers during Board Meeting.
[2]	Board resolution entitled “Written Resolution and Conformation of Approval of Board members to Set Annual Bonus Levels for NET Power Personnel”, fully executed as of April 21, 2022 (DocuSign Envelope ID: F4BCB6DB-65DE-46E3-96AF-F57DB7BE9E60)

Whereas, pursuant to a Written Resolution of Board Members to Set Executive Management Compensation Terms (the “2022 Executive Management Compensation Terms Resolution”)3, the Board made certain adjustments to the Annual Cash Compensation and Annual Bonus Target set out in Participant’s Service Provider Agreement;

Now, therefore, in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1. Effective April 1, 2022, Participant’s Annual Bonus Target as set out in Section 4.2 of the Existing Service Provider Agreement is increased to as follows:

Performance Year (Start – End):	April 1 – March 31
Annual Bonus Target	43% of Base Salary

2. Participant’s Existing Profits Interest Agreement is amended as follows:

Schedule I of the Existing Profits Interest Agreement is replaced in its entirety by the “Amended and Restated Schedule I to Profits Interest Share Award Agreement of Akash Patel” attached hereto.

In Witness Whereof, this Profits Interest Share Award Agreement has been executed in behalf of the Company and by the Participant effective as of the day and year first above written.

	“NET Power”	“Participant”
Party:	NET Power, LLC	Akash Patel
Address:	406 Blackwell Street, Suite 410 Durham, North Carolina 27701	[***]
By (signature):	/s/ Ron DeGregorio	/s/ Akash Patel
Print Name:	Ron DeGregorio Chief Executive Officer	Akash Patel
Signature Date:	April 27, 2022	April 27, 2022
Email:	[***]	[***]

[3]	Board resolution entitled “Written Resolution of Board Members to Set Executive Management Compensation Terms” (the “2022 Executive Management Compensation Terms Resolution”), fully executed as of April 24, 2022 (DocuSign Envelope ID: 275D393A-DCC8-4F0B-ADFB-3D401FC4FCFE)

Amended and Restated Schedule I to Profits Interest Share Award Agreement of Akash Patel

1.	Number of Shares Granted, Threshold Amount and Vesting.

a.	Profits Interest Shares Grants (Overview)

Award Date	Shares	Threshold Amount (per-share)	Notes
September 30, 2021	42,500	$168.75	Initial Grant. See Section 1.b.
Apr. 21, 2022	2,833	$211.00	Bonus Shares per 2022 Bonus Resolution. See Section 1.c.

As of the Award Date the fair market value of the Awarded Shares based on the Threshold Amount is determined in good faith to be $0 and the amount paid for the Awarded Shares is $0.

b.	September 30, 2021 Share Grant – Vesting Schedule and Conditions

This Section sets for the conditions for vesting of the 25,000 Profits Interest Shares granted to Participant on September 30, 2021 (the “September 2021 Award”).

(1)	Time-Vested Shares (50% of Total Shares Granted as of the Award Date, above)

●	1/4th of the September 2021 Award Shares (10,625 Shares) shall vest on September 30, 2021.

●	1/12th of the September 2021 Award Shares (3542 Shares) shall vest on April 1, 2022, subject to the Service of the Participant continuing through such date.

●	1/12th of the September 2021 Award Shares (3542 Shares) shall vest on April 1, 2023, subject to the Service of the Participant continuing through such date.

●	1/12th of the September 2021 Award Shares (3541 Shares) shall vest on April 1, 2024, subject to the Service of the Participant continuing through such date.

(2)	Performance-Vested Shares (50% of Total Shares Granted as of the Award Date, above)

●	Up to 1/6th of the September 2021 Award Shares (7084 Shares) shall vest on April 1, 2022, subject to the achievement prior to such date of performance factors established by the Board and/or CEO[4] and communicated to the Participant; and pursuant to the 2022 Bonus Resolution, the Board has confirmed the vesting of these 7084 Profits Interest Shares.

●	Up to 1/6th of the September 2021 Award Shares (7083 Shares) shall vest on April 1, 2023, subject to the achievement prior to such date of performance factors established by the Board and/or CEO and communicated to the Participant.

●	Up to 1/6th of the September 2021 Award Shares (7083 Shares) shall vest on April 1, 2024, subject to the achievement prior to such date of performance factors established by the Board and/or CEO and communicated to the Participant.

[4]	Pursuant to Board’s delegation to the CEO of the setting of performance-based milestones for executive. See “Written Resolution of the Board Members to Establish an Employee Profits Interest Pool and to Issue Profits Interest Shares”, unanimously approved, and fully executed as of Sept. 16, 2021.

Sch. I - 1

For each of the three tranches of Performance-Vested Shares:

●	The Board and/or CEO may establish performance factors that may be partially achieved, such that the partial achievement thereof results in the vesting of some, rather than all, of the Shares included in that tranche.

●	The Board and/or CEO may establish performance factors based on the achievement of one or more specified milestones by one or more specified dates, rather than a measure of performance determined by reference to performance during a specified time period (or Company performance during a time period), in which case the Shares the vesting of which is subject to the achievement of such milestone shall vest immediately upon achievement of such milestone.

●	With respect to any milestone the achievement of which by a specified date would result in vesting of Shares based on the performance factors for such tranche, the Board and/or CEO shall determine whether such milestone was partially or completely achieved by the specified date, shall notify the Participant in writing of its determination within sixty (60) days after the specified date, and shall specify in such notice the number of Shares relating to such milestone that were determined to have vested, if any, and the number of Shares relating to such milestone that the were determined to have failed to vest, if any. If the Board and/or CEO fails to deliver such notice or fails to set forth in such notice the number of Shares relating to such milestone that were determined to have failed to vest, all Shares relating to such milestone shall be deemed to have vested as of the specified date for such milestone. If the Board and/or CEO delivers such notice and includes in such notice a determination that any Shares relating to such milestone failed to vest, such Shares shall be deemed to have been forfeited by the Participant on the specified date for such milestone and may, in the Board’s discretion, be returned to the Employee Pool.

●	If the Board and/or CEO determines that the vesting criteria applicable to any Shares cannot be met due to changing business circumstances, the Board and/or CEO acting in good faith may amend the vesting criteria.

c.	Additional Grant of Bonus Shares Pursuant to 2022 Bonus Resolution

●	Pursuant to the 2022 Bonus Resolution, the following additional fully vested Profits Interest Shares are granted to participant:

Award Date	Profits Interest Shares	Threshold Amount (per-share)
April 21, 2022	2,833	$211.00

d.	Prior Profits Interest Shares Granted to Participant

The Profits Interest Shares granted in Section 1(a) of this Schedule are in addition to prior grants of Profits Interest Shares to Participant. Those prior grants are fully identified below and, as of the execution of this Agreement, Participant agrees and represents that there are no additional Shares granted to Participant.

Shares identified below were granted pursuant to (i) that certain May 1, 2020 Profits Interest Share Award agreement, (ii) as amended pursuant to an April 15, 2021 Amendment #1 to the Profits Interest Share Award Agreement of Akash Patel.

To ensure consistency in the treatment of grants of profits interest to Participant, Participant and Company agree that previously granted profits interest be treated in accordance with the terms of Sections 1 – 24 of this Agreement and this Schedule I.

Award Date	Vesting Date	Shares	Threshold Amount
5/1/2020	5/1/2021	2,000	$168.75
5/1/2020	5/1/2022	2,000	$168.75
5/1/2020	5/1/2023	2,000	$168.75
4/15/2021	12/31/2021	667	$168.75
4/15/2021	12/31/2022	667	$168.75
4/15/2021	12/31/2023	666	$168.75
	Total	8,000

Sch. I - 2

2.	Continued Service; Vesting.

Vesting of any Unvested Shares shall be subject to the continued Service to or for the benefit of the Company or its Affiliates, or as otherwise provided herein.

3.	Repurchase Option.

a. If the Service of the Participant with the Company terminates for Cause prior to a Sale of the Company or an IPO, the Company or its designee shall have the right (but not the obligation) to repurchase (the “Repurchase Right”) any or all Vested Shares, subject to the terms and conditions set forth herein and in Section 2.12 the Operating Agreement (including, but not limited to, determination of the Redemption Price as set forth in Section 2.12 of the Operating Agreement, but subject to Section 3(b). of this Schedule I, and provided that the Redemption Price shall take into account the “profits interest” nature of the Shares within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191, and the limitation on the rights of the Shares to participate in distributions as set forth in Section 2), the Participant shall be treated as a “Withdrawing Member” and the termination for Cause shall be treated as a “Redemption Event”.

b. If the Company exercises the Repurchase Right and the value of the Shares is initially determined by an appraiser selected by the Company, then, notwithstanding anything in Section 2.12(e) of the Operating Agreement to the contrary:

i. The Company shall instruct the appraiser selected by it not to take into account any minority interest discount or any discount for lack of marketability in determining the value of the Shares;

ii. If the Participant disagrees with the value of the Shares as determined by the appraiser selected by the Company and the Participant notifies the Company in writing of such disagreement, the Participant may engage a second independent appraiser to determine the value of the Shares, and the Redemption Price shall be selected by third appraiser mutually agreed by the appraiser selected by the Company and the appraiser selected by the Participant, which third appraiser shall be required to select either the value of the Shares as determined by the appraiser selected by the Company or the value of the Shares as determined by the appraiser selected by the Participant, based on which appraisal such third appraiser believes more accurately reflects the value of the Shares; and

iii. If there is a Sale of the Company pursuant to a sale process initiated by the Company before the first anniversary of the Termination Date and the value of the consideration the Participant would have received with respect to the Shares in connection with such Sale of the Company if such Shares had not been repurchased by the Company exceeds the Redemption Price (as determined prior to taking into account the adjustment contemplated by this Section 3.b.iii), the Redemption Price shall be increased by the amount of such excess.

c. The Company’s Repurchase Right described herein may, in the Company’s discretion, be exercised by a designee or designees of the Company and, for the purposes of this section, references to the “Company” shall (unless the context otherwise requires) include its designee or designees.

d. Notwithstanding anything contained herein, the Company may delay payment of the Redemption Price for such period as may be necessary to avoid adverse accounting consequences for the Company, to avoid violation of the terms of any financing agreement applicable to the Company or to avoid violation of any provisions of Applicable Laws restricting distributions or the redemption of equity by the Company.

e. In the event that any Shares held by the Participant shall be transferred to another person or entity, the Company’s Repurchase Right shall extend and apply to all Shares held by such transferee or transferees.

4.	Restrictions on Transfers.

The restrictions described in the Profits Interest Share Award Agreement, including but not limited to the Repurchase Right described above, shall apply to any Shares held by a transferee or transferees (collectively, the “Transferee”), which Shares were issued to the Participant pursuant to the Profits Interest Share Award Agreement and subsequently transferred to the Transferee. The Company shall be under no obligation to transfer or issue Shares to such Transferee, and such Transferee shall have no rights with respect to any such Shares, until the Transferee has agreed to be subject to the terms and conditions of the Profits Interest Share Award Agreement (including, but not limited to, the provisions of this Schedule I), the Operating Agreement and any other applicable agreement. Any transfer or purported transfer made by a purchaser of Shares under the Profits Interest Share Award Agreement except at the times and in the manner herein specified, will be null and void and the Company shall not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such proposed transfer has been made as the legal or beneficial holder of those Shares.

Sch. I - 3